Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER 2009 RESULTS

BALTIMORE (February 17, 2010) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2009.

“The fourth quarter 2009 finished stronger than expected primarily on improving advertising spending trends by the automotive sector,” commented David Smith, President and CEO of Sinclair.  “The fourth quarter was down only 6.4% which was a significant improvement over our prior expectations of down 11.0% to 12.8%.  For the first quarter 2010, we expect net broadcast revenues to be up by low single digit percents, despite only three of our 58 owned and operated stations having coverage of the Olympics and Super Bowl.  We continue to see strengthening of many of our advertising categories, in particular automotive, which we expect to be up almost 20% in the first quarter 2010, as compared to the same period last year.   While it is unclear at this time what effect the Supreme Court’s decision, in support of freedom of speech, reversing restrictions on the amount of political spending made by corporations and unions will have on television broadcasters’ revenues, our expectation is that we would share in any incremental spending that results from the law change.”

Financial Results:

Net broadcast revenues from continuing operations were $153.9 million for the three months ended December 31, 2009, a decrease of 6.4% versus the prior year period result of $164.4 million.  The Company had an operating loss of $66.1 million in the three-month period, as compared to an operating loss of $415.4 million in the prior year period.  The fourth quarter results included a $119.5 million ($87.2 million net of taxes) non-cash impairment of goodwill and other intangible assets charge, as compared to a $462.3 million ($303.1 million net of taxes) impairment charge in fourth quarter 2008.  The Company had a net loss attributable to the parent company of $67.8 million in the three-month period versus a net loss attributable to the parent company of $283.5 million in the prior year period.  The Company reported a diluted loss per common share of $0.85 for the three-month period versus a diluted loss per common share of $3.46 in the prior year period.  Excluding the impairment charges, net of taxes, the Company would have reported net income of $19.5 million with diluted earnings per common share of $0.24 in the fourth quarter 2009, as compared to net income of $19.6 million and diluted earnings per common share of $0.23 in the fourth quarter 2008.

Net broadcast revenues from continuing operations were $554.6 million for the twelve months ended December 31, 2009, a decrease of 13.2% versus the prior year period result of $639.2 million.  The Company had an operating loss of $111.2 million in the twelve-month period versus the prior year period operating loss of $288.5 million.  Excluding the impairment charges related to goodwill and other intangible assets, operating income would have been $138.6 million and $175.4 million in 2009 and 2008, respectively.  The Company had a net loss attributable to the parent company of $135.7 million in the twelve-month period versus a net loss attributable to the parent company of $246.5 million in the prior year period.  The Company had a diluted loss per common share of $1.70 in the twelve-month period versus a diluted loss per common share of $2.87 in the prior year period.  Excluding the impairment charges, net of taxes, the Company would have reported net income of $52.6 million with diluted earnings per common share of $0.66 in 2009, as compared to net income of $58.2 million and diluted earnings per common share of $0.68 in 2008.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $4.1 million in the fourth quarter 2009 versus $25.6 million in fourth quarter 2008.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, network compensation, and other broadcast revenues, were up 2.1% in the fourth quarter 2009 while national net broadcast revenues, which include national time sales and other national broadcast revenues, were down 23.0% versus the fourth quarter 2008.  Excluding political revenues, local net broadcast revenues were up 7.7% and national net broadcast revenues were up 8.4% in the fourth quarter.  Advertising spending categories that were up in the quarter were pharmacy, medical, grocery and retail, while paid programming and telecommunications were down.  Services, our second largest category, was up 2.3% while automotive, our largest category, was down 2.1% in the quarter.

•                  With all but two markets reported, our stations, on average, grew their total revenue share, increasing from 16.8% to 17.5% in fourth quarter 2008 and 2009, respectively.

•                  The Company recorded a $119.5 million non-cash charge ($87.2 million after tax) related to the impairment of goodwill and other intangible assets in the fourth quarter 2009.

•                  During the quarter, the Company received digital equipment from Sprint Nextel at nine stations in exchange for comparable analog equipment as a result of vacating certain analog spectrum to be used for public safety.  As a result, the Company recorded a $1.9 million non-cash gain on the equipment exchange.  This concludes the program in which we received a total of $8.1 million of new digital equipment from Sprint Nextel at no charge to us.

•                  During the quarter, the Company sold the assets of G1440, Inc., a software development company, and the shareholders subsequently voted to dissolve the company.

•                  To support the transmitter business of Acrodyne Industries, which closed its business on September 30, 2009, as previously announced, the Company formed a newly created division, Acrodyne Technical Services, Inc. and hired key employees from Acrodyne Industries.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $88.1 million in cash and short and long term restricted cash, was $1,278.2 million at December 31, 2009 versus net debt of $1,288.9 million at September 30, 2009.  Included in the December 31, 2009 cash balance is approximately $64.4 million held in a collateral account to redeem the remainder of the 3% and 4.875% senior convertible notes.  On January 26, 2010, the Company commenced cash tender offers for both series of notes at par, which are scheduled to expire at midnight on February 23, 2010.

•                  As of December 31, 2009, 47.4 million Class A common shares and 32.5 million Class B common shares were outstanding, for a total of 79.9 million common shares outstanding.

•                  Capital expenditures in the fourth quarter were $0.7 million.

•                  Program contract payments for continuing operations were $21.4 million in the fourth quarter.

•                  During the fourth quarter, the Company invested $1.6 million, net of cash distributions, in various ventures.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release.  As such, the results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.

Financial Accounting Standards Board (FASB) guidance for the accounting of noncontrolling interests has been adopted for all periods presented in this press release.  As such, minority interests are now recognized in equity separate from the parent’s equity and the net income attributable to the noncontrolling interest is included in the income statement.

(FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion has been adopted for all periods presented in this press release.  As such, our 3% convertible notes are accounted for in its liability and equity components, thereby recording a debt discount.

Prior year amounts have been reclassified to conform to the presentation of current year Generally Accepted Accounting Principles.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its first quarter 2010 and full year 2010 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

“As we commented last quarter, we believe the worst of the advertising recession is now behind us, having seen fourth quarter 2009 revenue improvements and an expectation for growth in the first quarter 2010,” commented David Amy, EVP and CFO.  “Despite Toyota’s problems, we believe we are being led out of the advertising recession on the backs of the automotive industry which appear to be focused once again on growing their market share.”

•                  The Company expects first quarter 2010 station net broadcast revenues from continuing operations, before barter, to grow by low double digit percents as compared to first quarter 2009 station net broadcast revenues of $131.3 million.  This assumes $1.2 million in political revenues as compared to $0.3 million in first quarter 2009, and minimal Super Bowl and Olympic revenues given that CBS and NBC affiliates represent only three of the Company’s 58 owned and operated stations.

•                  The Company expects barter revenue and barter expense each to be approximately $15.3 million in the first quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the first quarter to be approximately $67.1 million, a 1.9% increase from first quarter 2009 television expenses of $65.9 million.  On a full year basis, television expenses are expected to be approximately $275.9 million, up 4.0% as compared to 2009 television expenses of $265.2 million.  The nominal increase in expenses is related primarily to providing salary and benefit increases to our employees and a return to aggressive promotional spending to drive station programming and news opportunities.

•                  The Company expects program contract amortization expense to be approximately $16.9 million in the first quarter and $69.1 million for 2010, as compared to the 2009 actuals of $20.8 million and $73.1 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $27.4 million in the first quarter and $89.8 million for 2010, as compared to the 2009 actuals of $23.7 million and $82.2 million for the quarter and year, respectively.

•                  The Company expects corporate overhead to be approximately $6.5 million in the first quarter and $25.9 million for 2010, as compared to the 2009 actuals of $6.4 million and $25.6 million for the quarter and year, respectively.  The 2010 corporate expense forecast includes $0.2 million of stock-based compensation expense for the quarter and $1.1 million for the year, as compared to the 2009 actuals of $0.2 million and $0.7 million for the quarter and year, respectively.

•                  The Company expects other operating division revenues less other operating division expenses to be $0.4 million of income in the first quarter and $6.7 million of income for 2010, assuming current equity interests, and as compared to the 2009 actuals of a $0.7 million and $1.8 million loss for the quarter and year, respectively.

•                  The Company expects depreciation on property and equipment to be approximately $10.3 million in the first quarter and $39.6 million for 2010, assuming the capital expenditure assumptions below, and as compared to the 2009 actuals of $11.9 million and $42.9 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $4.7 million in the first quarter and $18.5 million for 2010, as compared to the 2009 actuals of $5.2 million and $22.4 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $29.5 million in the first quarter and $116.7 million for 2010 (approximately $105.2 million on a cash basis), assuming no changes in the current interest rate yield curve, changes in debt levels based on the assumptions discussed in this “Outlook” section, and including the full-year effect from the fourth quarter 2009 financings.  This compares to the 2009 actuals of $18.4 million and $80.0 million ($64.9 million on a cash basis) for the quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $0.3 million and $1.2 million in the first quarter and for the full year 2010, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 40% for the first quarter and full year, respectively.

•                  The Company expects to spend approximately $10.3 million in capital expenditures in the first quarter and approximately $19.0 million in 2010, as compared to the 2009 actuals of $2.8 million and $7.7 million for the quarter and year, respectively.  $2.4 million of the 2010 amount represents timing of capital expenditures budgeted in 2009.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2009 results on Wednesday, February 17, 2010, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-8031.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
REVENUES:
Station broadcast revenues, net of agency commissions	$153,857	$164,405	$554,597	$639,163
Revenues realized from station barter arrangements	19,355	14,829	58,182	59,877
Other operating divisions revenues	10,128	16,777	43,698	55,434
Total revenues	183,340	196,011	656,477	754,474

OPERATING EXPENSES:
Station production expenses	36,215	40,739	142,415	158,965
Station selling, general and administrative expenses	31,446	33,644	122,833	136,142
Expenses recognized from station barter arrangements	15,434	12,933	48,119	53,327
Amortization of program contract costs and net realizable value adjustments	15,443	21,175	73,087	84,422
Other operating divisions expenses	11,098	19,911	45,520	59,987
Depreciation of property and equipment	10,436	10,953	42,892	44,765
Corporate general and administrative expenses	7,147	6,162	25,632	26,285
Amortization of definite-lived intangible assets and other assets	4,672	4,648	22,355	18,340
Gain on asset exchange	(1,929)	(1,024)	(4,945)	(3,187)
Impairment of goodwill, intangible and other assets	119,458	462,261	249,799	463,887
Total operating expenses	249,420	611,402	767,707	1,042,933
Operating loss	(66,080)	(415,391)	(111,230)	(288,459)

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(26,535)	(21,451)	(80,021)	(87,634)
Interest income	19	144	59	743
(Loss) gain from sale of assets	(51)	18	75	66
(Loss) gain from extinguishment of debt	(521)	5,305	18,465	5,451
Gain (loss) from derivative instruments	5	—	(97)	999
(Loss) income from equity and cost method investments	(117)	(2,585)	354	(2,703)
Other income, net	438	391	1,935	1,653
Total other expense	(26,762)	(18,178)	(59,230)	(81,425)
Loss from continuing operations before income taxes	(92,842)	(433,569)	(170,460)	(369,884)
INCOME TAX BENEFIT	23,383	149,666	32,512	121,362
Loss from continuing operations	(69,459)	(283,903)	(137,948)	(248,522)
DISCONTINUED OPERATIONS:
Loss from discontinued operations, net of related income tax provision of $109, $126, $350 and 358, respectively	(109)	(150)	(81)	(141)
NET LOSS	(69,568)	(284,053)	(138,029)	(248,663)
Net loss attributable to the noncontrolling interest	1,808	562	2,335	2,133
NET LOSS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$(67,760)	$(283,491)	$(135,694)	$(246,530)
Dividends declared per share	$—	$0.200	$—	$0.800
BASIC AND DILUTED LOSS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Loss per share from continuing operations	$(0.85)	$(3.46)	$(1.70)	$(2.87)
Earnings per share from discontinued operations	$—	$—	$—	$—
Loss per share	$(0.85)	$(3.46)	$(1.70)	$(2.87)
Weighted average common shares outstanding	79,819	81,937	79,981	85,794
Weighted average common and common equivalent shares outstanding	79,819	81,937	79,981	85,794

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Loss from continuing operations, net of tax	$(67,651)	$(283,341)	$(135,613)	$(246,389)
Loss from discontinued operations, net of tax	(109)	(150)	(81)	(141)
Net loss	$(67,760)	$(283,491)	$(135,694)	$(246,530)

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	December 31, 2009	September 30, 2009
Cash & cash equivalents (1)	$50,891	$10,224
Total current assets	225,798	183,042
Total long term assets (2)	1,371,923	1,446,106
Total assets	1,597,721	1,629,148

Current portion of debt	43,627	38,452
Total current liabilities	202,701	201,028
Long term portion of debt	1,322,681	1,260,623
Total long term liabilities	1,597,242	1,560,294
Total liabilities	1,799,943	1,761,322

Total stockholders’ deficit	(202,222)	(132,174)
Total liabilities & stockholders’ equity (deficit)	$1,597,721	$1,629,148

(1)          Includes $27.7 million of restricted cash held in escrow for the redemption of the 3% and 4.875% Senior Convertible Notes that will be released by May 2010.

(2)          Includes $36.7 million of restricted cash held in escrow for the redemption of the 3% and 4.875% Senior Convertible Notes that will be released by January 2011.

Unaudited Consolidated Historical Selected Statements of Cash Flows Data:

(In thousands)

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2009	2009
Net cash flow from operating activities	$21,861	$105,436
Net cash flow used in investing activities	(70,178)	(93,846)
Net cash flow from (used) in financing activities	61,317	(4,836)

Net increase in cash & cash equivalents	13,000	6,754
Cash & cash equivalents, beginning of period	10,224	16,470
Cash & cash equivalents, end of period	$23,224	$23,224

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